EXHIBIT 99.1

NEWS RELEASE
02 CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Fiscal 2014 Results and
Fiscal 2015 Outlook

•	Beer business acquisition drives significant increase in fiscal 2014 sales, earnings and free cash flow; beer segment exceeds expectations
•	Achieves fiscal 2014 comparable basis diluted EPS of $3.25 and reported basis diluted EPS of $9.83
•	Generates free cash flow of $603 million for fiscal 2014
•	Provides fiscal 2015 outlook; expects comparable basis diluted EPS of $3.95 - $4.15 and reported basis diluted EPS of $3.75 - $3.95
•	Projects free cash flow of $425 - $500 million for fiscal 2015 including operating cash flow target of at least $1 billion and capital expenditure estimate of $575 - $625 million
•	Brewery expansion investment now targeted at $900 million - $1.1 billion

Fiscal 2014 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Net sales	$4,868	74%	$4,868	74%

Operating income	$1,168	110%	$2,438	NM

Operating margin	24.0%	+410 bps	50.1%	NM

Equity in earnings of equity method investees**	$88	-62%	$88	-62%

Earnings before interest and taxes (EBIT)	$1,256	59%	NA	NA

Net income	$642	54%	$1,943	NM

Diluted earnings per share	$3.25	48%	$9.83	NM

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter referred to as “equity earnings.”
NA=Not Applicable
NM=Not Meaningful

VICTOR, N.Y., APRIL 9, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its fiscal 2014 results.

“This has been another exciting year for Constellation,” said Rob Sands, president and chief executive officer, Constellation Brands. “We kicked off the year with a smooth transition for our transformational beer acquisition. We are executing an effective integration plan as we work diligently to expand our new brewery in Mexico while maintaining the strong momentum of our U.S. commercial beer business.

From a marketplace perspective, this is the fourth consecutive year of market share gains for our iconic beer portfolio with Corona Extra registering strong growth and Modelo Especial continuing to grow double digits while surpassing the 50 million case milestone. Within our wine and spirits portfolio, our brand building investments drove U.S. market share volume gains, while we maintained dollar share across measured channels.”

 Fiscal 2014 Net Sales Commentary

The significant increase in consolidated net sales was driven by $2 billion of incremental net sales related to the consolidation of Crown’s commercial beer business.  For the year, net sales for the beer segment increased 10 percent primarily due to volume growth driven by strong consumer demand.

“Our beer business exceeded our expectations for the year fueled by robust consumer demand, strong sales execution and support from our wholesalers, as well as creative, new marketing and advertising programs. The overall portfolio continued to significantly outperform the growth of the U.S. beer market with depletions increasing almost eight percent, driven by Corona Extra and Modelo Especial, the fastest growing major beer brand,” said Sands.

Wine and spirits net sales on an organic constant currency basis increased two percent as wine volume growth was partially offset by higher promotional expense, unfavorable mix and lower bulk spirits sales. “For the year, our U.S. wine and spirits portfolio posted depletion growth of 3.5 percent, with depletions for our Focus Brands growing almost six percent,” Sands added. “These trends were driven by strong performance of some of our well-known brands including Rex Goliath, Mark West, Kim Crawford, SIMI, Estancia, Ruffino, Black Box and Woodbridge by Robert Mondavi.”

Fiscal 2014 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income includes an incremental benefit of $630 million from the consolidation of results for Crown and the Mexican brewery as a result of the beer business acquisition. The decrease in wine and spirits operating income primarily reflects higher promotion, selling, marketing and product costs, partially offset by volume growth.

Equity earnings from the company’s original 50 percent interest in the Crown joint venture totaled $70 million compared to $221 million for the prior year. The decrease was due to the timing of the close of the beer business acquisition.

As a result of the beer business acquisition, Constellation recorded a $1.6 billion non-cash gain on the remeasurement to fair value of the company’s original 50 percent interest in Crown for the second quarter of fiscal 2014.  The company also recorded $301 million of charges related to non-cash impairments of goodwill and intangible assets associated with the company’s Canadian wine business for the second quarter.

Interest expense totaled $323 million, an increase of 42 percent. The increase was primarily due to higher average borrowings driven by the financing for the beer business acquisition, partially offset by lower average interest rates.

The comparable basis effective tax rate was 31 percent which reflected the benefits from integrating the beer business and the benefit of foreign tax credits. This compares to a 26 percent tax rate for the prior year which also included the benefit of foreign tax credits.

The reported basis effective tax rate was 12 percent.  This reflected the recognition of the $1.6 billion non-taxable gain and the non-deductible goodwill impairment charge.

Free Cash Flow Commentary

Free cash flow for fiscal 2014 totaled $603 million as compared to $494 million for the prior year. The increase was primarily due to incremental benefits from the beer business acquisition, partially offset by higher interest payments, lower contribution from wine and spirits and capital expenditures primarily related to the expansion of the brewery.

“We delivered better than expected free cash flow results for the year driven by strong performance from our beer business,” said Bob Ryder, chief financial officer, Constellation Brands. “For fiscal 2015, our free cash flow estimate of $425 - $500 million will be impacted by higher levels of capital investment than we originally planned for our Nava, Mexico brewery expansion. The increase versus our previous estimate is primarily related to higher engineering costs and incremental investments to improve brewery efficiency, flexibility and capacity utilization in an effort to better support the growth of the business. The total expansion investment is now targeted to be in the range of $900 million to $1.1 billion and we remain confident in our ability to complete this project in calendar 2016.”

Fourth Quarter 2014 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Net sales	$1,291	86%	$1,291	86%

Operating income	$338	153%	$329	159%

Operating margin	26.2%	+700 bps	25.5%	+720 bps

Equity earnings	$(1)	NM	$(1)	NM

EBIT	$337	83%	NA	NA

Net income	$162	80%	$157	92%

Diluted earnings per share	$0.81	72%	$0.79	84%

Fourth Quarter 2014 Net Sales Commentary

The significant increase for consolidated net sales was driven by $598 million of incremental net sales related to the consolidation of Crown.  Net sales for the beer segment increased 13 percent primarily due to volume growth driven by strong consumer demand. Wine and spirits net sales on an organic constant currency basis increased one percent as volume growth was mostly offset by unfavorable mix and higher promotional spend.

Fourth Quarter 2014 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income includes an incremental benefit of $200 million of operating income from the consolidation of results for Crown and the Mexican brewery. The increase in wine and spirits operating income primarily reflects the net sales benefit combined with lower product related costs.

Due to the timing of the close of the beer acquisition, the company did not recognize equity earnings from its original 50 percent interest in the Crown joint venture during the fourth quarter. For the prior year fourth quarter, Constellation recorded $50 million of equity earnings for the Crown joint venture.

Interest expense totaled $89 million, an increase of 47 percent. As previously discussed, the increase was primarily due to the higher average borrowings partially offset by lower average interest rates.

The comparable basis effective tax rate for the fourth quarter was 35 percent. This compares to a 27 percent tax rate for the prior year fourth quarter which included the benefit of foreign tax credits.

Beer Business Acquisition

The company completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev on June 7, 2013 for approximately $5.3 billion, including $558 million to be paid as a post-closing purchase price adjustment in June 2014. The transaction includes full ownership of Crown which provides Constellation with complete, independent control of the U.S. commercial business; a state-of-the-art brewery in Nava, Mexico; and an exclusive perpetual brand license in the U.S. to import, market and sell Corona and the other Modelo brands Crown currently sells in the U.S. market. The perpetual brand license also includes certain brands and brand extensions not currently marketed in the U.S. by Crown and the freedom to develop new brand extensions and innovations.

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2015 compared to fiscal 2014 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY15 Estimate	FY14 Actual	FY15 Estimate	FY14 Actual
Fiscal Year Ending Feb. 28	$3.75 - $3.95	$9.83	$3.95 - $4.15	$3.25

In fiscal 2015, the company is targeting mid-to-high single digit net sales growth for the beer segment.  In fiscal 2014, beer segment operating income totaled $773 million.  This included 100 percent of Crown’s operating income for the entire year and brewery profits since the date of acquisition in June 2013.  For fiscal 2015, the company expects beer segment operating income to grow in the low-to-mid 20 percent range.  Excluding the anticipated brewery acquisition benefit, underlying operating income growth for the beer segment is expected to be in the 10-12 percent range.

For the wine and spirits segment in fiscal 2015 the company expects net sales and operating income growth to be in the low-to-mid single digit range.

“We are committed to growing profits for our wine and spirits business in fiscal 2015,” said Sands. “Our continued focus on portfolio innovation and new product introductions is expected to drive enhanced mix results, and we also expect to realize benefits from abating grape costs throughout the year.”

Full-year fiscal 2015 guidance also includes the following current assumptions:

•	Interest expense: approximately $345 - $355 million
•	Tax rate: approximately 30 percent
•	Weighted average diluted shares outstanding: approximately 201 million
•	Free cash flow: approximately $425 - $500 million
•	Capital expenditures: approximately $575 - $625 million including $450 - $500 million for the beer business

Conference Call

A conference call to discuss fourth quarter and full year fiscal 2014 results and fiscal outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wed., April 9, 2014 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude items that affect comparability (“unusual items”).  The company’s measure of segment profitability excludes unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy.  In 2013, Constellation was one of the best performing stocks in the S&P 500. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,000 talented employees.  We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation Brands may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business May 31, 2014, the public can continue to rely on the Projections as still being Constellation Brands' current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;
•	accuracy of supply projections, including those relating to brewery expansion;
•	timeframe and actual costs associated with the brewery expansion may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;
•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;
•	timing of cash payment for beer business acquisition purchase price adjustment and actual amount of certain working capital adjustments relating to the beer business acquisition may vary from management’s current expectations;
•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;
•	raw material and water supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•	increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;
•	general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., instability in world financial markets, or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and
•	other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2013, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2014	February 28, 2013
Assets

Current Assets:
Cash and cash investments	$63.9	$331.5
Accounts receivable, net	626.2	471.9
Inventories	1,743.8	1,480.9
Prepaid expenses and other	313.3	186.9

Total current assets	2,747.2	2,471.2

Property, plant and equipment, net	2,014.3	1,229.0
Goodwill	6,146.8	2,722.3
Intangible assets, net	3,231.1	871.4
Other assets, net	162.7	344.2

Total assets	$14,302.1	$7,638.1

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$57.2	$-
Current maturities of long-term debt	590.0	27.6
Accounts payable	295.2	209.0
Accrued excise taxes	27.7	18.9
Other accrued expenses and liabilities	1,055.6	422.4

Total current liabilities	2,025.7	677.9

Long-term debt, less current maturities	6,373.3	3,277.8
Deferred income taxes	762.6	599.6
Other liabilities	159.2	222.5

Total liabilities	9,320.8	4,777.8

Total stockholders' equity	4,981.3	2,860.3

Total liabilities and stockholders' equity	$14,302.1	$7,638.1

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Years Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013
Sales	$1,438.0	$788.0	$5,411.0	$3,171.4
Excise taxes	(146.8)	(92.1)	(543.3)	(375.3)
Net sales	1,291.2	695.9	4,867.7	2,796.1

Cost of product sold	(742.3)	(434.1)	(2,876.0)	(1,687.8)
Gross profit	548.9	261.8	1,991.7	1,108.3

Selling, general and administrative expenses	(219.5)	(134.4)	(895.1)	(585.4)
Impairment of goodwill and intangible assets	-	-	(300.9)	-
Gain on remeasurement to fair value of equity method investment	-	-	1,642.0	-
Operating income	329.4	127.4	2,437.7	522.9

Equity in (losses) earnings of equity method investees	(0.5)	49.5	87.8	233.1
Interest expense, net	(88.5)	(60.4)	(323.2)	(227.1)
Loss on write-off of financing costs	-	(9.7)	-	(12.5)
Income before income taxes	240.4	106.8	2,202.3	516.4

Provision for income taxes	(83.2)	(25.1)	(259.2)	(128.6)
Net income	$157.2	$81.7	$1,943.1	$387.8

Earnings Per Common Share:
Basic - Class A Common Stock	$0.84	$0.45	$10.45	$2.15
Basic - Class B Convertible Common Stock	$0.76	$0.41	$9.50	$1.96

Diluted - Class A Common Stock	$0.79	$0.43	$9.83	$2.04
Diluted - Class B Convertible Common Stock	$0.73	$0.39	$9.04	$1.87

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	166.537	159.320	164.687	158.658
Basic - Class B Convertible Common Stock	23.438	23.512	23.467	23.532

Diluted - Class A Common Stock	199.161	191.889	197.570	190.307
Diluted - Class B Convertible Common Stock	23.438	23.512	23.467	23.532

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended
	February 28, 2014	February 28, 2013
Cash Flows From Operating Activities
Net income	$1,943.1	$387.8
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on remeasurement to fair value of equity method investment	(1,642.0)	-
Equity in earnings of equity method investees, net of distributed earnings	(43.3)	7.6
Impairment of goodwill and intangible assets	300.9	-
Depreciation of property, plant and equipment	139.8	108.2
Stock-based compensation expense	49.9	40.8
Deferred tax provision	41.6	39.2
Amortization of intangible assets	15.5	7.2
Amortization of deferred financing costs	11.6	4.8
Loss on write-off of financing costs	-	12.5
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable, net	36.5	(38.9)
Inventories	(41.1)	(90.0)
Prepaid expenses and other current assets	(0.2)	(9.6)
Accounts payable	(49.3)	76.9
Accrued excise taxes	(5.5)	(5.8)
Other accrued expenses and liabilities	58.1	(0.3)
Other, net	10.6	15.9
Total adjustments	(1,116.9)	168.5
Net cash provided by operating activities	826.2	556.3

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(4,681.3)	(159.3)
Purchases of property, plant and equipment	(223.5)	(62.1)
Proceeds from redemption of available-for-sale debt securities	23.4	-
Proceeds from sales of assets	7.8	10.0
Other investing activities	9.8	4.6
Net cash used in investing activities	(4,863.8)	(206.8)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	3,725.0	2,050.0
Proceeds from exercises of employee stock options	120.1	158.3
Excess tax benefits from stock-based payment awards	65.4	17.7
Net proceeds from (repayments of) notes payable	57.3	(372.6)
Proceeds from employee stock purchases	5.8	4.4
Principal payments of long-term debt	(96.4)	(1,537.2)
Payments of financing costs of long-term debt	(82.2)	(35.8)
Payments of minimum tax withholdings on stock-based payment awards	(18.0)	(0.5)
Purchases of treasury stock	-	(383.0)
Net cash provided by (used in) financing activities	3,777.0	(98.7)

Effect of exchange rate changes on cash and cash investments	(7.0)	(5.1)

Net (decrease) increase in cash and cash investments	(267.6)	245.7
Cash and cash investments, beginning of year	331.5	85.8
Cash and cash investments, end of year	$63.9	$331.5

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On July 16, 2012, the company acquired the Mark West wine brand ("Mark West").  On June 7, 2013, the company acquired the remaining 50% equity interest in Crown Imports, a brewery located in Nava, Coahuila, Mexico and an exclusive perpetual brand license in the U.S. to import, market and sell the Mexican beer brands Crown Imports currently sells in the U.S. market (the "Beer Business Acquisition").  Organic net sales for the respective periods are defined by the company as reported net sales less net sales of Mark West and Beer Business Acquisition products, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  Organic net sales and constant currency information is not presented separately below for the Beer segment as 100% of the Beer net sales would be removed from all periods presented for organic net sales reporting purposes.

					Constant					Constant
	Three Months Ended				Currency	Years Ended				Currency
	February 28,	February 28,	Percent	Currency	Percent	February 28,	February 28,	Percent	Currency	Percent
	2014	2013	Change	Impact	Change (1)	2014	2013	Change	Impact	Change (1)
Consolidated Net Sales	$1,291.2	$695.9	86%	(1%)	87%	$4,867.7	$2,796.1	74%	(1%)	75%
Less: Mark West (2)	-	-				(18.6)	-
Less: Beer Business Acquisition (3)	(597.8)	-				(2,022.2)	-
Consolidated Organic Net Sales	$693.4	$695.9	-	(1%)	1%	$2,826.9	$2,796.1	1%	(1%)	2%

Wine and Spirits Net Sales	$693.4	$695.9	-	(1%)	1%	$2,845.5	$2,796.1	2%	(1%)	2%
Less: Mark West (2)	-	-				(18.6)	-
Wine and Spirits Organic Net Sales	$693.4	$695.9	-	(1%)	1%	$2,826.9	$2,796.1	1%	(1%)	2%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2013, through July 15, 2013, included in the year ended February 28, 2014.

(3)	For the period December 1, 2013, through February 28, 2014, included in the three months ended February 28, 2014, and for the period June 7, 2013, through February 28, 2014, included in the year ended February 28, 2014.

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended			Years Ended
	February 28, 2014	February 28, 2013	Percent Change	February 28, 2014	February 28, 2013	Percent Change
Shipment Volume	16.8	16.1	4.3%	66.8	64.2	4.0%
Organic Shipment Volume (4)	16.8	16.1	4.3%	66.5	64.2	3.6%
U.S. Domestic Shipment Volume	13.2	12.6	4.8%	51.3	49.3	4.1%
U.S. Domestic Organic Shipment Volume (4)	13.2	12.6	4.8%	51.0	49.3	3.4%
U.S. Domestic Focus Brands Shipment Volume (5)	9.2	8.8	4.5%	35.9	34.0	5.6%
U.S. Domestic Organic Focus Brands Shipment Volume (4)(5)	9.2	8.8	4.5%	35.6	34.0	4.7%

U.S. Domestic Depletion Volume Growth (6)(7)			5.4%			3.5%
U.S. Domestic Focus Brands Depletion Volume Growth (5)(6)(7)			6.8%			5.6%

(4)	Includes an adjustment for Mark West shipment volumes for the period March 1, 2013, through July 15, 2013, included in the year ended February 28, 2014.

(5)	U.S. Domestic Focus Brands include the following brands: Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

(6)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(7)	Includes depletion of Mark West products for the period March 1, 2012, through July 15, 2012, included in the year ended February 28, 2013.

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(in millions, branded product, 24 pack, 12 ounce case equivalents)

	Three Months Ended			Years Ended
	February 28, 2014	February 28, 2013	Percent Change	February 28, 2014	February 28, 2013	Percent Change
Net Sales	$597.8	$528.2	13.2%	$2,835.6	$2,588.1	9.6%

Shipment Volume	37.7	34.3	9.9%	182.4	170.6	6.9%

Depletion Volume Growth (6)			11.6%			7.6%

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Years Ended
	February 28, 2014	February 28, 2013	Percent Change	February 28, 2014	February 28, 2013	Percent Change
Wine and Spirits
Wine net sales	$615.9	$625.1	(1%)	$2,554.2	$2,495.8	2%
Spirits net sales	77.5	70.8	9%	291.3	300.3	(3%)
Segment net sales	$693.4	$695.9	-	$2,845.5	$2,796.1	2%
Segment operating income	$165.9	$159.4	4%	$637.8	$650.2	(2%)
% Net sales	23.9%	22.9%		22.4%	23.3%
Equity in (losses) earnings of equity method investees	$(0.5)	$(0.1)	NM	$17.6	$13.0	35%

Beer (1)
Segment net sales	$597.8	$528.2	13%	$2,835.6	$2,588.1	10%
Segment operating income	$200.0	$102.6	95%	$772.9	$448.0	73%
% Net sales	33.5%	19.4%		27.3%	17.3%

Consolidation and Eliminations related to Crown Imports (1)(2)
Net sales	$-	$(528.2)		$(813.4)	$(2,588.1)
Operating income	$-	$(102.6)		$(142.6)	$(448.0)
Equity in earnings of Crown Imports	$-	$50.4		$70.3	$221.1

Corporate Operations and Other Segment Operating Loss	$(28.1)	$(25.8)	9%	$(99.8)	$(93.5)	7%

Reportable Segment Operating Income (A)	$337.8	$133.6		$1,168.3	$556.7
Unusual Items	(8.4)	(6.2)		1,269.4	(33.8)
Consolidated Operating Income (GAAP)	$329.4	$127.4		$2,437.7	$522.9

Reportable Segment Equity in (Losses) Earnings of Equity Method Investees (B)	$(0.5)	$50.3		$87.9	$234.1
Unusual Items	-	(0.8)		(0.1)	(1.0)
Consolidated Equity in (Losses) Earnings of Equity Method Investees (GAAP)	$(0.5)	$49.5		$87.8	$233.1

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$337.3	$183.9		$1,256.2	$790.8

(1)	Prior to the Beer Business Acquisition, the company accounted for its investment in Crown Imports under the equity method of accounting. Due to its significance, Crown Imports was a reportable segment for the company with appropriate elimination of the unconsolidated joint venture's result of operations and recognition of equity in earnings of Crown Imports for segment presentation. In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the acquired brewery, is now referred to as the Beer segment.

(2)	For the period March 1, 2013, through June 6, 2013, included in the year ended February 28, 2014, and for the periods December 1, 2012, through February 28, 2013, and March 1, 2012, through February 28, 2013, included in the three months and year ended February 28, 2013, respectively.

NM = Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 28, 2014, and February 28, 2013.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2014			Three Months Ended February 28, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$1,291.2		$1,291.2	$695.9		$695.9	86%	86%
Cost of product sold	(742.3)	$0.7		(434.1)	$2.1
Gross Profit	548.9	0.7	$549.6	261.8	2.1	$263.9	110%	108%
Selling, general and administrative expenses	(219.5)	7.7		(134.4)	4.1
Impairment of goodwill and intangible assets	-			-
Gain on remeasurement to fair value of equity method investment	-			-
Operating Income	329.4	8.4	$337.8	127.4	6.2	$133.6	159%	153%
Equity in (losses) earnings of equity method investees	(0.5)			49.5	0.8
EBIT			$337.3			$183.9	NA	83%
Interest expense, net	(88.5)			(60.4)
Loss on write-off of financing costs	-			(9.7)	9.7
Income Before Income Taxes	240.4	8.4	$248.8	106.8	16.7	$123.5	125%	101%
Provision for income taxes	(83.2)	(3.5)		(25.1)	(8.1)
Net Income	$157.2	$4.9	$162.1	$81.7	$8.6	$90.3	92%	80%
Diluted Earnings Per Common Share (1)	$0.79	$0.02	$0.81	$0.43	$0.04	$0.47	84%	72%
Weighted Average Common Shares Outstanding - Diluted	199.161		199.161	191.889		191.889

Gross Margin	42.5%		42.6%	37.6%		37.9%
Operating Margin	25.5%		26.2%	18.3%		19.2%
Effective Tax Rate	34.6%		34.8%	23.5%		26.9%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Three Months Ended February 28, 2014
Restructuring and related charges	$-	$0.2	$0.2	$-	$-	$-	$0.2	$-
Acquisitions, divestitures and related costs (2)	1.7	7.5	9.2	-	-	(3.9)	5.3	0.03
Other	(1.0)	-	(1.0)	-	-	0.4	(0.6)	-
Total	$0.7	$7.7	$8.4	$-	$-	$(3.5)	$4.9	$0.02

Three Months Ended February 28, 2013
Restructuring and related charges	$-	$2.0	$2.0	$-	$-	$(0.6)	$1.4	$-
Acquisitions, divestitures and related costs (2)	2.1	2.1	4.2	0.8	-	(3.9)	1.1	0.01
Other (3)	-	-	-	-	9.7	(3.6)	6.1	0.03
Total	$2.1	$4.1	$6.2	$0.8	$9.7	$(8.1)	$8.6	$0.04

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the three months ended February 28, 2014, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition. For the three months ended February 28, 2013, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition and the Mark West acquisition, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with the January 2011 divestiture of 80.1% of the company's Australian and U.K. business (the "CWAE Divestiture").

(3)	For the three months ended February 28, 2013, other consists of a loss on the write-off of financing costs.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Year Ended February 28, 2014			Year Ended February 28, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$4,867.7		$4,867.7	$2,796.1		$2,796.1	74%	74%
Cost of product sold	(2,876.0)	$16.0		(1,687.8)	$7.8
Gross Profit	1,991.7	16.0	$2,007.7	1,108.3	7.8	$1,116.1	80%	80%
Selling, general and administrative expenses	(895.1)	55.7		(585.4)	26.0
Impairment of goodwill and intangible assets	(300.9)	300.9		-
Gain on remeasurement to fair value of equity method investment	1,642.0	(1,642.0)		-
Operating Income	2,437.7	(1,269.4)	$1,168.3	522.9	33.8	$556.7	NM	110%
Equity in earnings of equity method investees	87.8	0.1		233.1	1.0
EBIT			$1,256.2			$790.8	NA	59%
Interest expense, net	(323.2)			(227.1)
Loss on write-off of financing costs	-			(12.5)	12.5
Income Before Income Taxes	2,202.3	(1,269.3)	$933.0	516.4	47.3	$563.7	NM	66%
Provision for income taxes	(259.2)	(32.1)		(128.6)	(19.2)
Net Income	$1,943.1	$(1,301.4)	$641.7	$387.8	$28.1	$415.9	NM	54%
Diluted Earnings Per Common Share (1)	$9.83	$(6.59)	$3.25	$2.04	$0.15	$2.19	NM	48%
Weighted Average Common Shares Outstanding - Diluted	197.570		197.570	190.307		190.307

Gross Margin	40.9%		41.2%	39.6%		39.9%
Operating Margin	50.1%		24.0%	18.7%		19.9%
Effective Tax Rate	11.8%		31.2%	24.9%		26.2%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Year Ended February 28, 2014
Restructuring and related charges (4)	$-	$(2.8)	$-	$-	$(2.8)	$-	$-	$1.1	$(1.7)	$(0.01)
Acquisitions, divestitures and related costs (5)	17.0	51.5	-	(1,642.0)	(1,573.5)	0.1	-	(25.2)	(1,598.6)	(8.09)
Other (6)	(1.0)	7.0	300.9	-	306.9	-	-	(8.0)	298.9	1.51
Total	$16.0	$55.7	$300.9	$(1,642.0)	$(1,269.4)	$0.1	$-	$(32.1)	$(1,301.4)	$(6.59)

Year Ended February 28, 2013
Restructuring and related charges (4)	$-	$9.9	$-	$-	$9.9	$-	$-	$(3.4)	$6.5	$0.03
Acquisitions, divestitures and related costs (5)	7.8	16.1	-	-	23.9	1.0	-	(11.1)	13.8	0.07
Other (6)	-	-	-	-	-	-	12.5	(4.7)	7.8	0.04
Total	$7.8	$26.0	$-	$-	$33.8	$1.0	$12.5	$(19.2)	$28.1	$0.15

(4)	For the year ended February 28, 2014, restructuring and related charges consist primarily of the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition. For the year ended February 28, 2013, restructuring and related charges consist primarily of costs recognized in connection with the company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the CWAE Divestiture.

(5)	For the year ended February 28, 2014, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, partially offset by transaction and other related costs associated with the Beer Business Acquisition. For the year ended February 28, 2013, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition and the Mark West acquisition, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with the CWAE Divestiture.

(6)	For the year ended February 28, 2014, other consists primarily of impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements. For the year ended February 28, 2013, other consists of a loss on the write-off of financing costs.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2015
Forecasted diluted earnings per share - reported basis (GAAP)	$3.75	$3.95
Acquisitions, divestitures and related costs (1)	0.20	0.20
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$3.95	$4.15

Actual for the Year Ended February 28, 2014
Diluted earnings per share - reported basis (GAAP)	$9.83
Restructuring and related charges (3)	(0.01)
Acquisitions, divestitures and related costs (1)	(8.09)
Other (4)	1.51
Diluted earnings per share - comparable basis (Non-GAAP) (2)	$3.25

(1)	Includes an estimated $0.20 diluted earnings per share for the year ending February 28, 2015, associated with transaction and other related costs recognized in connection with the Beer Business Acquisition. Includes ($8.31) and $0.22 diluted earnings per share for the year ended February 28, 2014, associated with the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, and transaction and other related costs associated primarily with the Beer Business Acquisition, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)	Includes ($0.01) diluted earnings per share for the year ended February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.

(4)	Includes $1.49 and $0.02 diluted earnings per share for the year ended February 28, 2014, associated with impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements, respectively.(2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2015
Net cash provided by operating activities (GAAP)	$1,000.0	$1,125.0
Purchases of property, plant and equipment	(575.0)	(625.0)
Free cash flow (Non-GAAP)	$425.0	$500.0

	Actual for the Year Ended February 28, 2014	Actual for the Year Ended February 28, 2013
Net cash provided by operating activities (GAAP)	$826.2	$556.3
Purchases of property, plant and equipment	(223.5)	(62.1)
Free cash flow (Non-GAAP)	$602.7	$494.2